UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 23, 2018
Date of Report (Date of earliest event reported)

TiVo Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37870	61-1793262
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2160 Gold Street
San Jose, CA 95002
(Address of principal executive offices, including zip code)

(408) 519-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensation of Principal Executive Officer.

On July 23, 2018, the Board of Directors of TiVo Corporation (“TiVo” or the “Company”) approved Raghavendra Rau’s compensation and other employment arrangements as the Company’s interim President and Chief Executive Officer.

Offer Letter with Mr. Rau

The Company entered into an Offer Letter agreement with Mr. Rau dated July 23, 2018 (the “Offer Letter”), a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. Under the terms of the Offer Letter, Mr. Rau is employed on an “at-will” basis, is entitled to an initial annual base salary of $750,000, and is eligible to participate in the Senior Executive Company Incentive Plan with a cash bonus target equal to 125% of his base salary and a maximum payout of up to two times the target amount, pro rated for the time period during which he holds the interim President and Chief Executive Officer position. The cash portion of Mr. Rau’s director compensation will not be paid with respect to such time period. Mr. Rau will also be eligible to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing benefits plans, and will remain a beneficiary under the Company’s liability insurance policy for its directors and officers. Mr. Rau’s employment with the Company is subject to at-will termination by either the Company or Mr. Rau.

TiVo also will grant Mr. Rau, on August 1, 2018, the first day of the month following his start date consistent with the Company’s equity award grant policy, a restricted stock unit award with a total value of $2,000,000.

The number of units underlying the restricted stock unit award will be determined based on the closing price of TiVo’s common stock on July 31, 2018. The restricted stock unit award shall be subject to a quarterly vesting schedule, with one-fourth (1/4th) of the units vesting each three months after the grant date. Except as discussed below in the event of certain termination events, the vesting of the restricted stock unit award is conditioned in each case on Mr. Rau remaining in employment as the CEO of the Company through the applicable vesting date. The restricted stock unit award will be granted pursuant to the Company’s Titan Equity Incentive Award Plan, as amended. The restricted stock award will also provide that Mr. Rau not publicly resell any shares underlying the award during his tenure as the CEO of the Company.

Additionally, in light of the interim nature of Mr. Rau’s role, he will be reimbursed for his travel and housing expenses in travelling from his home and working at the Company’s San Jose offices.

The foregoing description of the Offer Letter is a summary and is qualified in its entirety by reference to the copy of the Offer Letter attached hereto as Exhibit 10.1 and incorporated by reference herein.

Severance Agreement with Mr. Rau

The Company also entered into an Executive Severance and Arbitration Agreement (the “Severance Agreement”) with Mr. Rau dated July 23, 2018. A copy of the Severance Agreement is attached to this report as Exhibit 10.2 and incorporated herein by reference. Capitalized terms below are defined in the Severance Agreement.

The Severance Agreement provides, among other things, for severance payments to Mr. Rau under certain conditions as follows:

Severance for Qualifying Termination

If, at any time, the Company terminates Mr. Rau’s employment without Cause and other than as a result of Mr. Rau’s death or Disability, then subject to certain obligations required of Mr. Rau, including the execution, delivery and non-revocation of a release of claims against the Company: (i) the Company will accelerate the vesting of that the restricted stock unit award described above (if it is outstanding and unvested as of the date of termination), with such acceleration to be effective as of the 90th day following the termination date.

Change in Control

In the event that a Change in Control of the Company occurs and the restricted stock unit award described above (if it is outstanding and unvested as of the date of such Change in Control) is not assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or substituted for by a similar award covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares, then effective and contingent upon such Change in Control occurring, Mr. Rau shall be entitled to receive fully accelerated vesting of the restricted stock unit award.

The foregoing description of the Severance Agreement is a summary and is qualified in its entirety by reference to the copy of the Executive Severance and Arbitration Agreement attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are filed with this report on Form 8-K:

Exhibit Number	Description
10.1	Offer letter to Raghavendra Rau dated July 23, 2018
10.2	Executive Severance and Arbitration Agreement with Raghavendra Rau dated July 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TiVo Corporation (Registrant)

Date:	By:	/s/ Pamela Sergeeff
July 27, 2018		Pamela Sergeeff
Executive Vice President & General Counsel